October 24, 2025

Bryan Riggsbee

1338 S Foothill Dr PMB 308

Salt Lake City, UT 84108

Dear Bryan,

We are excited you’ve chosen to join the Neogen Team!

You are being offered employment at Neogen Corporation as Senior Vice President & Chief Financial Officer and will report to Mike Nassif, President & Chief Executive Officer. Your date of hire will be no later than November 17, 2025.

Base Salary: You will be classified as a salaried, exempt employee. Your annual base salary will be $600,000.00 per year paid bi-weekly following the Neogen U.S. payroll schedule.

Annual Bonus: You will be eligible to participate in the Neogen Incentive Compensation Plan (ICP) with a target of 80% of your base salary. The ICP measures both Company financial metrics and your personal performance with an opportunity between 0 – 250% of your target. You will be eligible for a full year, non-pro-rated award in your first year with Neogen. Please refer to the ICP Fact Sheet for specific details and plan provisions.

Long-Term Incentive Plan: Subject to your acceptance of this employment offer and the approval of the Compensation & Talent Management Committee of the Neogen Board of Directors (“Committee”), a recommendation will be made for an annual grant of equity with a target of $2,000,000.00. Annual awards are typically made in August each year. The form and timing of this or any future award are subject to Compensation Committee approval.

Sign-On Equity Grant: Subject to your acceptance of this employment offer and the approval of the Committee, a recommendation will be made for a special, one-time target equity grant of $2,250,000.00 which will be comprised of 50% Stock Options and 50% Performance Share Units (PSUs) aligned with the FY26 PSU Plan. This grant will be made on your hire date.

Sign-On Cash Award: You will be eligible for a one-time cash award of $250,000.00 to be paid December 31, 2025. This payment is subject to a one-year repayment agreement.

Health & Welfare Benefits: You will be eligible to elect health and welfare benefits (medical, dental, vision, etc.). effective with your date of hire. You will have twenty-one (21) days from your hire date to enroll, otherwise your next opportunity will be during our open enrollment period. Please refer to the Neogen Benefits-At-A-Glance for details.

Relocation: Neogen will provide you with relocation benefits to establish a residence in Michigan, which will be further detailed in a separate relocation agreement. It is agreed that, within 24 months of service, that you will establish a residence in Michigan within reasonable commuting distance to the Company’s offices, and maintain your office at the Company’s headquarters. The Company will provide for reasonable and customary realtor fees and closing costs related to the sale of your home and the purchase of a new home, in addition expenses related to the movement of household goods from your current home to your new home. You and your spouse will also be entitled to two house hunting trips. These relocation benefits must be initiated within 24 months of your date of hire.

Relocation benefits will be subject to a two-year repayment agreement. In the event you voluntarily terminate your employment with Neogen before completing two years of service following your relocation, you will be subject to the following repayment schedule:

•
100% of the relocation costs if you terminate your employment within one (1) year of your relocation to Michigan.
•
50% of the relocation costs if you terminate your employment between one (1) and two (2) years following your relocation to Michigan.

Prior to relocation, the Company will reimburse you for reasonable and customary travel expenses to and from Michigan and/or to other Company locations, including airfare and hotel accommodations in accordance with the Neogen travel policy.

Paid-Time-Off (PTO): You will be eligible for Neogen’s self-managed Paid Time Off (PTO) program for U.S. exempt employees. This program provides flexibility to take time off at your discretion, subject to manager approval and the needs of the business, in alignment with the expectations of your role.

“At Will” Employment: This letter does not constitute an employment contract, nor should it be construed as a guarantee of employment for any period of time. All employees of Neogen are hired on an “at will” basis and either the Company or the employee may terminate with or without cause at any time.

Employment Offer Contingencies: Please be advised that your employment is contingent upon the results of a criminal background check and substance evaluation. Your employment is also contingent upon proving documentation to complete the I-9 Form for employment eligibility verification required by the U.S. Department of Homeland Security, U.S. Citizenship and Immigration Services.

Required Non-Disclosure Agreement: All employees of Neogen are required to sign a Non-Disclosure, Non-Competitive, Non-Solicitation and Property Assignment Agreement upon hire. A copy is enclosed with your offer.

The above information regarding compensation and benefits represents programs being offered to you and/or are currently in place. These programs are subject to change based on many factors including performance, economic conditions and change initiated or implemented by the various insurance provers.

Should you desire any additional clarification or discussion on the terms of this offer, please don’t hesitate to contact me. This offer is valid through October 28, 2025.

We look forward to working with you!

Sincerely,

Kevin Burke

Chief Human Resources Officer

Offer Acceptance:

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Bryan Riggsbee Date